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                                                                    EXHIBIT 99.1

                                           FOR IMMEDIATE RELEASE
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Media Contact: Scott Chase             Investor Contact: Seth Levine
               FirstWorld                                FirstWorld
               (303) 874-2443                            (303) 874-8010
               scott.chase@firstworld.com                investor@firstworld.com
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                FirstWorld EXPANDS INTO HOME STATE OF COLORADO,
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              PURCHASING COLORADO SPRINGS-BASED INTERNET EXPRESS
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     DENVER (June 15, 1999) - FirstWorld Communications Inc., a Denver-based
Internet solutions and telecommunications company, announced that it has agreed to acquire Internet Express (www.iex.net), an independent Internet service provider based in Colorado Springs, CO, for $2.17 million (less debt and deferred revenue) and 30,000 shares of common stock. The deal marks FirstWorld's entry as an Internet service provider into its home state of Colorado, and enables the company to begin serving customers in the largest cities located along the Front Range including Denver, Colorado Springs, Pueblo, as well as Albuquerque, New Mexico.

     This latest acquisition is in keeping with FirstWorld's strategy of becoming a leading Internet solutions company, offering a full range of business solutions including high-speed access via DSL (digital subscriber line), web design and hosting, electronic commerce, and local and long distance telephony. The move into Colorado comes less than two weeks after the company announced its expansion into Texas with the acquisition of Hypercon Inc., a leading ISP based in Houston.

     "We are very pleased to be establishing a presence in our home state and throughout the Front Range," said Sheldon S. Ohringer, FirstWorld's president and chief executive officer. "Businesses are demanding end-to-end Internet solutions and with this acquisition, FirstWorld will provide all of the services small and medium-sized companies need to establish an effective presence on the Web."


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     "The economic growth in Colorado has been incredible and we are excited about joining forces with FirstWorld to offer a broad array of Internet Solutions to new and established businesses," said Dr. Wei Lin, president of Internet Express. "We look forward to leveraging our expertise to further establish FirstWorld as an Internet Solutions leader in Colorado."


About FirstWorld

     FirstWorld Communications, Inc. headquartered in Denver, CO, is an Internet solutions and telecommunications provider that delivers a complete range of Internet services, web integration and consulting and telephony solutions to small and medium sized businesses. For more information, visit the company's Web site at www.firstworld.com.
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